Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2014 SECOND QUARTER RESULTS

•	Second quarter earnings of $7,105,000, or $0.28 per diluted common share, increased 14% from the 2013 second quarter to the highest level in almost 10 years

•	Managed assets were $1.446 billion, an all-time high, including $923 million at Medallion Bank

•	Not a single taxi medallion loan was more than 90 days past due

•	Net interest margin was 7.11% on a combined basis, up from 6.29% a year ago

•	Quarterly distribution of $0.24 per share declared

•	Company announces its largest ever stock buyback program

NEW YORK, NY – August 4, 2014 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations were $7,105,000 or $0.28 per diluted common share in the 2014 second quarter, compared to $6,249,000 or $0.28 per share in the 2013 second quarter, an increase of $856,000 or 14%. For the six months, earnings were $13,870,000 or $0.55 per share, compared with $12,721,000 or $0.58 in the same 2013 period, an increase of $1,149,000 or 9%.

Net investment income after income taxes was $3,803,000 or $0.15 per share and $7,252,000 or $0.29 in the 2014 quarter and six months, up $2,061,000 and $3,047,000 or 72% from $1,742,000 or $0.08 per share and $4,205,000 or $0.19 in the 2013 quarter and six months.

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Medallion Financial Announces 2014 Second Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $6,596,000 and $12,568,000 in the 2014 second quarter and six months, compared to $3,313,000 and $7,964,000 in the 2013 periods, increases of $3,283,000 or 99% and $4,604,000 or 58%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds. Additionally, Medallion Bank’s own consumer lending portfolio has grown 36% over the last year, all with a decrease in delinquencies and loss rates.

Medallion Financial’s net interest margin was 6.26% for the 2014 second quarter, compared to 4.76% in the second quarter of 2013, and was 6.13% in the six months, compared with 5.13% in the 2013 period On a combined basis with Medallion Bank, the net interest margin was 7.11% in the quarter and 7.01% in the six months, compared to 6.29% and 6.32% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures demonstrate the strong portfolio earning power of Medallion, as net interest margins increased and remained at high levels compared to most other financial institutions.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2014 second quarter and year-to-date results, which were among the highest in the Company’s history. Also, we are pleased to announce that we will again be paying a distribution of $0.24 per share, the highest it has been in 13 years, and up from $0.22 a year ago. Over the last 5 years we have given our shareholders an annual return including distributions of approximately 17% per year, including 29% in 2013. While taxi medallion lending remains the foundation of the Company’s overall managed business, the majority of our earnings now arise from non-taxi related loan products. We anticipate non-taxi related loan products to contribute to earnings at an increasing rate as we continue to grow these portfolios. We are proud to have performed so well, and we feel confident in our future.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolio, strong capital levels, abundant liquidity, and an experienced management team.

“On a combined basis with Medallion Bank, there were no medallion loans 90 days or more past due, and for the total combined portfolio, loans 90 days or more past due remained at exceptionally low levels at 0.5%, compared to 0.6% at year end, and to 0.4% a year ago. The taxi industry continues to retain its favored position with the riding public against new market entrants such as ridesharing and car service apps through fast, safe and reliable service, insured vehicles, licensed drivers, and metered pricing that is consistent at all times of the day. This has been reflected in medallion values which have remained strong, especially in our largest market, New York City. The strong value of our medallion collateral has resulted in a loan to value ratio of our combined medallion loan portfolio at approximately 40%.

Our net valuation allowance on the loan and equity portfolios was 0.99%, and Medallion Bank had aggregate loan loss reserves of 2.07%, down from 2.21% at year end and from 2.34% a year ago, reflecting the continued strong performance of the portfolios. Medallion Financial had realized losses of 0.35% in the 2014 six months, compared to a gain of 0.04% in the year ago period, and Medallion Bank had a net loss rate of 0.58% in the 2014 six months, compared to 0.69% in the 2013 period, both further evidencing the solid credit performance of our business.

Medallion’s capital and liquidity levels remained especially strong due in part to strong earnings and the recent equity raises. Medallion’s debt to equity ratio was only 1.19 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $100 million of available liquidity on our many outstanding lines of credit, and Medallion Bank continues to have the capacity to raise significant additional deposits.”

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

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Medallion Financial Announces 2014 Second Quarter Results p. 3

Medallion loans were $318,277,000 at quarter end, up $24,248,000 or 8% from $294,029,000 a year ago, representing 63% of the investment portfolio compared to 64% a year ago. These loans were yielding 4.01% compared to 4.12% a year ago, a decrease of 3%, reflecting the new loan volume and the repricing of the existing portfolio to lower current market interest rates. The increase in outstandings primarily reflected portfolio growth in all markets, partially offset by an increase in loans sourced to Medallion Bank. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $734,980,000 at quarter end, up $72,586,000 or 11% from $662,394,000 a year ago, reflecting the above.

The commercial loan portfolio was $58,702,000 at quarter end, compared to $59,229,000 a year ago, a decrease of $527,000 or 1%, and represented 12% of the investment portfolio compared to 13% a year ago. The net managed commercial loan portfolio, serviced for or by third parties, was $100,951,000 at quarter end, down $7,938,000 or 7% from $108,889,000 a year ago.

Investments in Medallion Bank and other controlled subsidiaries were $123,456,000 at quarter end, up $23,113,000 or 23% from $100,343,000 a year ago, primarily reflecting the increase in the fair value of our investment in Medallion Bank and other portfolio company investments, capital contributions made, and net depreciation. This represented 24% of the investment portfolio, compared to 22% a year ago, and which yielded 10.13% at quarter end, compared to 11.46% a year ago, reflecting the dividends from Medallion Bank.

Medallion Bank’s consumer loan portfolio increased $111,492,000 or 36% to $418,838,000 at quarter end from $307,346,000 a year ago, and represented 33% of the managed loan portfolio, compared with 28% a year ago, and were yielding 15.18% compared to 16.22% a year ago, a decrease of 6%, primarily reflecting changes in the portfolio mix. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios. Mr. Hall commented. “The bank’s RV and marine portfolio continues to perform exceptionally well. This business has been profitable every single year since we started it in 2003, even during the most recent recession. The last 5 years have continued to show how profitable this line of business is with losses continuing to decline to their lowest levels ever.”

Overall total managed assets increased $190,000,000 or 15% to $1,446,000,000 at quarter end, up from $1,256,000,000 a year ago.

The Company also announced a distribution of $0.24 per share for the 2014 second quarter, up from $0.22 per share in the 2013 second quarter. This brings the total distributions paid over the last four quarters to $0.94, up 8% from $0.87 in the prior four quarters, and equates to a yield of over 8% based on the closing price of the Company’s stock on August 1, 2014. The current distribution will be paid on August 21, 2014 to shareholders of record on August 14, 2014. Since the Company’s initial public offering in 1996, the Company has paid in excess of $218,000,000 or $12.83 per share in distributions.

The Company further announced that its Board of Directors authorized an increase in the Company’s stock repurchase authorization to $20 million, an increase from the $6 million still remaining under its previously authorized program. The Company may repurchase its common stock in open market purchases or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program will be funded using the company’s working capital. The Company had approximately 25.2 million shares of common stock outstanding as of June 30, 2014. Mr. Murstein concluded, “This is the largest stock buyback that our board of directors has approved. With the Company reporting near record earnings, a medallion portfolio that has experienced virtually no losses in the history of the company, other niche lines of business that yield an after tax return on equity of over 20%, and a stock trading at close to book value, we feel that a buyback at our current stock price is an excellent use of our capital.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Total investment income	$9,875	$7,543	$18,910	$15,789
Total interest expense	2,085	2,121	4,060	4,187

Net interest income	7,790	5,422	14,850	11,602

Total noninterest income	108	327	299	623

Salaries and benefits	2,965	2,345	5,526	4,896
Professional fees	294	897	552	1,397
Occupancy expense	189	191	381	391
Other operating expenses	647	574	1,438	1,336

Total operating expenses	4,095	4,007	7,897	8,020

Net investment income before income taxes	3,803	1,742	7,252	4,205
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	3,803	1,742	7,252	4,205

Net realized gains (losses) on investments	(685)	4	(858)	81

Net change in unrealized appreciation on investments	681	3,565	1,743	6,529

Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	3,306	938	5,733	1,906

Net unrealized appreciation on investments	3,987	4,503	7,476	8,435

Net realized/unrealized gains on investments	3,302	4,507	6,618	8,516

Net increase in net assets resulting from operations	$7,105	$6,249	$13,870	$12,721

Net investment income after income taxes per common share
Basic	$0.15	$0.08	$0.29	$0.20
Diluted	0.15	0.08	0.29	0.19

Net increase in net assets resulting from operations per common share
Basic	$0.29	$0.29	$0.56	$0.59
Diluted	0.28	0.28	0.55	0.58

Distributions declared per share	$0.24	$0.22	$0.48	$0.44

Weighted average common shares outstanding
Basic	24,898,318	21,633,656	24,845,696	21,527,912
Diluted	25,110,838	22,018,060	25,102,215	21,890,556

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2014	December 31, 2013
Assets
Medallion loans, at fair value	$318,277	$297,861
Commercial loans, at fair value	58,702	60,168
Investment in Medallion Bank and other controlled subsidiaries, at fair value	123,456	108,623
Equity investments, at fair value	7,214	6,505
Investment securities, at fair value	—	—

Net investments	507,649	473,157

Cash and cash equivalents	31,505	52,172
Accrued interest receivable	921	907
Fixed assets, net	375	446
Foreclosed properties	49,452	50,403
Goodwill, net	5,069	5,069
Other assets, net	15,867	12,899

Total assets	$610,838	$595,053

Liabilities
Accounts payable and accrued expenses	$3,773	$5,476
Accrued interest payable	1,622	1,124
Funds borrowed	328,453	314,958

Total liabilities	333,848	321,558

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	276,990	273,495

Total liabilities and shareholders’ equity	$610,838	$595,053

Number of common shares outstanding	25,162,443	24,969,622
Net asset value per share	$11.01	$10.95

Total managed loans	$1,254,769	$1,131,923
Total managed assets	1,445,586	1,330,429